Exhibit 1.01

CUI Global, Inc.

Conflict Minerals Report

(For Year Ended December 31, 2017)

Introduction

This report for the year ended December 31, 2017 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Rule requires SEC reporting companies that meet certain threshold requirements, to undertake a reasonable country of origin inquiry (“RCOI”) and supply chain due diligence on the source and chain of custody of the “conflict minerals” necessary to the functionality or production of any product manufactured or contracted to be manufactured by the reporting company.

The term “conflict minerals” is defined in Section 1502(e)(4) of the Act as: (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (the “Covered Countries”). The “Covered Countries” include Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia. For purposes of this Conflict Minerals Report, tin, tungsten, tantalum and gold will herein be referred to as the 3TGs for discussion purposes.

CUI Global, Inc. has reason to believe that some of the 3TGs present in our supply chain may have originated in the Covered Countries. CUI Global, Inc. is unable with absolute assurance to determine the origin of the 3TGs in our products; therefore, we cannot exclude the possibility that some may have originated in the Covered Countries. For that reason, we are required under the Rule to submit to the SEC a Conflict Minerals Report (“CMR”) as an Exhibit to Form SD.

1. Company Overview

This report has been prepared by management of CUI Global, Inc. (herein referred to as “CUI Global,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all owned subsidiaries that are required to be consolidated.

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition, development and commercialization of innovative companies, products and technologies. The Company's operations fall into two segments: Power and Electromechanical segment and Energy segment. The Power and Electromechanical segment through its CUI, Inc., CUI Japan and CUI-Canada subsidiaries, collectively “CUI,” provides electronic components including power supplies, transformers, converters, connectors and industrial controls for Original Equipment Manufacturers (OEMs). Since its inception in 1989, CUI has been delivering quality products, extensive application solutions and superior personal service. CUI's solid customer commitment and honest corporate message are a hallmark in the industry.

Our Energy segment consists of Orbital Gas Systems, Ltd., a U.K. Company and Orbital Gas Systems, North America, Inc. located in Houston, Texas. The Energy segment subsidiaries, collectively referred to as Orbital, have developed their portfolio of products, services and resources to offer a diverse range of personalized gas engineering solutions to the gas utilities, power generation, emissions, manufacturing and automotive industries.

1.1 Products

The Power and Electromechanical segment aggregates its product offerings into two categories: power solutions - including external and embedded ac-dc power supplies, dc-dc converters and basic digital point of load modules and offering a technology architecture that addresses power and related accessories; and components - including connectors, speakers, buzzers, and industrial control solutions including encoders and sensors. These offerings provide a technology architecture that addresses power and related accessories to industries as broadly ranging as telecommunications, consumer electronics, medical and defense.

In the Energy segment, Orbital’s proprietary VE® Technology enhances the capability and speed of our GasPT® Technology. VE Technology provides a superior method of penetrating the gas flow without the associated vortex vibration, thereby making it a ‘‘stand-alone’’ product for thermal sensing (thermowells) and trace-element sampling.

For the purpose of this assessment, the products included above may contain or are likely to contain tin, tungsten, tantalum and gold, herein deemed the “Covered Products.”

1.2 Supply Chain

CUI Global relies on its direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied to us. This includes the sources of 3TGs that are supplied to it from lower tier suppliers. We have an extensive supplier qualification and evaluation process which we have amended to include requirements for suppliers to provide information about 3TG sources. In addition, we have added a section to our terms and conditions that is printed on every Purchase Order. This addition states our expectation that the 3TGs used in the production of the products included in the Purchase Order are DRC Conflict-Free.

CUI Global requested CMRT forms from all product suppliers that provided products sold by CUI Global during the 2017 year.

1.3 Conflict Minerals Policy

In accordance with the OECD Guidance and the Conflict Minerals Rule, CUI Global’s policy is publicly available on our website at: http://www.cuiglobal.com/Conflict-Minerals/Index?KeyGenPage=1073750924

2. Description of the RCOI:

CUI Global compiled this year’s list by taking the 2016 final supplier list, which was already determined to be in scope with the assistance of Assent Compliance, and then CUI Global assessed all other suppliers who supplied materials for the Covered Products in 2017 and excluded those suppliers that met one or more of the following criteria:

●	The company supplies CUI Global with packaging only (excluding labels);
●	The company supplies CUI Global only with items that do not end up in CUI Global’s products (including equipment used to make our products but not a part of the actual products themselves);
●	The company is a test lab providing CUI Global with product testing only;
●	The company is a service provider only; and
●	The company has not supplied anything to CUI Global in the last two years.

This updated list was then provided to Assent Compliance, our third-party service provider, for upload to the Assent Compliance Manager tool (“ACM”). We deemed it impractical to filter this list further to exclude some possibly irrelevant suppliers because we could not determine definitively the presence or absence of conflict minerals in all parts supplied to CUI Global for our products.

Assent’s use of the RBA-GeSI Conflict Minerals Reporting Template (“CMRT”) version 5.0 or higher to conduct a survey of our suppliers allowed for some elimination of irrelevant suppliers. Specifically, Question 1 of the CMRT asks suppliers whether any of the conflict minerals they use are necessary to the functionality or production of their products. In addition, Assent conducted analysis on our supply chain to remove suppliers that met any of the out of scope criteria but had not been caught by the filters noted above.

CUI Global then conducted the supplier survey portion of the RCOI, using the CMRT. CUI Global contacted all in-scope suppliers via email and requested that they respond to the questions in the CMRT with respect to their sales to CUI Global. Once received, supplier CMRTs were uploaded to the Assent Compliance Manager to be evaluated for validation. The Assent Compliance Manager (ACM) is a software-as-a-service platform system tool that enables suppliers to upload completed CMRTs directly and permits Assent and CUI Global to track supplier communications, assess risk and manage the survey process generally. For this reporting year, Orbital and CUI - Canada, leveraged the use of the ACM and the services of Assent to complete multiple campaigns to their suppliers in order to collect, via the Assent Compliance supplier portal and via email reply, the CMRTs from their suppliers.

In its communications with suppliers, CUI Global provides training and education on how to complete the CMRT in order to alleviate any remaining confusion or questions with suppliers. CUI Global contacted nonresponsive suppliers in cases where contacts were incorrect and when suppliers required part-specific CMRTs. All email communications were monitored and tracked.

The CUI Global program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on:

●	Questions 1 and 2 are minimum requirements for the CMRT
o

If suppliers state (via Q1 and Q2) that their products do not contain 3TGs necessary to the function or production of said products, then no further information is required and no further data validation is completed.

●	Question 3 – Do any of your 3TGs originate from the covered countries?
o	Any supplier that has any 3TGs from the covered countries, even 1 positive response from their supply chain must answer yes.
●	Question 4– is 100% of the 3TG in question from a recycled source?
●	Question 5 – Have you received info from all relevant 3TG Suppliers?
o	If you are not at 100%, then you can’t make definitive statements for Questions 3, 4 and 6
●	Question 6 – Have you identified all your Smelters and refiners?
o	If the answer here is yes, then question 5 must be yes. This also impacts question 3.

All submitted forms are accepted and classified as valid or invalid so that data is still retained. Suppliers are contacted in regards to invalid forms and are encouraged to resubmit a valid form. As of May 18th, 2018, there were 14 invalid supplier submissions that could not be corrected.

CUI Global conducted our RCOI in good faith to determine whether any of the 3TGs in our products originated in the DRC or an adjoining country (collectively referred to as the “Covered Countries”). Based on the RCOI, and in accordance with the Rule, CUI Global performed due diligence on the source and chain of custody of the 3TGs in question to determine whether these minerals financed or benefited armed groups.

3. Design of Due Diligence Process

CUI Global’s due diligence measures have been designed to conform, in all material respects, to the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“the Guidance”) and the related Supplements for gold, tin, tantalum and tungsten.

The Company’s due diligence process for conflict minerals includes these five steps as defined by the Guidance.

1) Establish strong company management systems.

2) Identify and assess risks in our supply chain.

3) Design and implement a strategy to respond to identified risks.

4) Utilize independent third-party audits.

5) Publicly report on our supply chain due diligence.

A summary of the due diligence measures undertaken by the Company is outlined below.

3.1 Establish Strong Company Management Systems

Internal Team:

CUI Global has established a management system for conflict minerals. The management system includes corporate officers as well as executive-level representatives and a team of subject matter experts from relevant functions.

The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by the CUI Global Vice President of Operations who acts as the Conflict Minerals Program Manager. Senior management is briefed about the results of the due diligence efforts on a regular basis.

CUI Global also uses a third-party service provider, Assent Compliance, to assist with evaluating supply chain information regarding 3TGs and in the development and implementation of additional due diligence steps that we will undertake with suppliers in regards to conflict minerals.

Control Systems:

CUI Global expects all of its suppliers to have policies and procedures in place to ensure that any 3TGs used in the production of the products sold to CUI Global are DRC conflict-free. This means that the products must not contain 3TGs that directly or indirectly finance or benefit armed groups in the Covered Countries. CUI Global is actively working with its supply chain to do a Reasonable Country of Origin Inquiry (RCOI) while exercising due diligence by following the OECD Due Diligence Guidance.

Other controls include, but are not limited to, our Code of Conduct which outlines certain expected behaviors for all CUI Global employees. In addition, we rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers.

Supplier Engagement:

CUI Global engages with suppliers directly to request that they complete a valid CMRT for the products that they supply to the Company. With respect to the OECD requirement to strengthen engagement with suppliers, CUI Global has developed an internal procedure that includes steps of supplier engagement escalation such as in-person meetings and corrective actions. Feedback from this engagement has allowed CUI Global to oversee improvements in supplier responses and supplier compliance for this initiative. Additionally, CUI Global ensures that the Company’s Conflict Minerals Policy is included in supplier contracts. The Company encourages and directs new suppliers to read and accept this policy.

Grievance Mechanism:

CUI Global has maintained a grievance mechanism that is explained in the Employee Manual as our “Whistleblower Policy.” As this policy states, employees are free to raise concerns about misconduct or improper behavior that the employee reasonably and in good faith believes occurred. All concerns are communicated directly to Human Resources or a member of Executive Management. Concerns may also be submitted online, which are then sent to CUI Global’s Audit Committee. Employees who disclose good faith beliefs and/or truthful information under this policy are protected from retaliation. All complaints are investigated promptly, including those that relate to conflict minerals and ethical sourcing violations.

Maintain Records:

CUI Global has adopted a policy to retain relevant documentation. Documentation will be retained for a period of 5 years.

3.2. Identify and Assess Risks in the Supply Chain

Certain of the responses provided by suppliers to the CMRT included the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the Responsible Minerals Initiative (“RMI”), and if a supplier indicated that the facility was validated as having met the requirements of the Responsible Minerals Assurance Process (RMAP), we confirmed that the name was listed by RMI. As of May 18th, 2018, we have confirmed a total of 314 smelters or refiners used by CUI suppliers and we are working to validate the additional smelter/refiner entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, CUI Global cannot definitively determine their connection to the Covered Products.

Based on the smelter lists provided by suppliers via the CMRTs, there are 255 smelters that are Compliant in accordance with the RMAP, 8 smelters that are Active (have started the process under the RMAP) and 51 that are Not Enrolled. Many suppliers are still unable to provide the smelters or refiners used for materials supplied to us. As a notable addition to this year’s program, any suppliers who did not provide smelter or refiner information on their CMRT submission were flagged as invalid and contacted directly. Therefore, we have seen an increase in the number of suppliers who provided this information since the report for 2016.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters or refiners not being certified DRC-Conflict Free pose a significant risk to the Supply Chain.

In accordance with OECD Guidance, it is important to understand risk levels associated with conflict minerals in the supply chain. The basis of this understanding stems from smelter or refiner information. Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assigned a risk of high, medium or low based on 3 scoring criteria:

1.	Geographic proximity to the DRC and covered countries;
2.	Responsible Minerals Assurance Process (RMAP)) audit status;
3.	Known or plausible evidence of unethical or conflict sourcing.

We also calculate overall supplier risk based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program meets the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program are:

A.	Have you established a conflict minerals sourcing policy?

E.	Have you implemented due diligence measures for conflict-free sourcing?

G.	Do you review due diligence information received from your suppliers against your company’s expectations?

H.	Does your review process include corrective action management?

When suppliers meet or exceed those criteria (Yes to at least A, E, G and H), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program. As of May 18th, 2018, 65 suppliers have been identified as having a weak program.

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our Covered Products, including the following steps taken:

(1)	seeking information about 3TG smelters and refiners in our supply chain through requesting that our suppliers complete the CMRT,
(2)	verifying those smelters and refiners with the expanding RMI lists,
(3)	conducting the due diligence review, and
(4)	obtaining additional documentation and verification, as applicable.

Our existing policy related to relevant documentation of our conflict mineral compliance process requires that documentation will be retained for a period of at least five years.

3.3. Design and Implement a Strategy to Respond to Identified Risks

In response to this risk assessment, CUI Global has a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations are sent to nonresponsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the Conflict Minerals rules.

We engage any of our suppliers whom we have reason to believe are supplying us with 3TGs from sources that may support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD Guidance.

We continue to put a strong emphasis on supplier education and training. To accomplish this, we utilized Assent’s learning management system, Assent University, and provided access to Assent’s Conflict Minerals training course to all in-scope suppliers. This training is tracked and evaluated based on completion. All suppliers are encouraged to complete all modules within this course.

Based on these criteria the following facilities have been identified with red-flag risks in their supply chain:

●	Tony Goetz NV - CID002587
●	African Gold Refinery Limited (AGR) - CID003185
●	Kaloti Precious Metals - CID002563
●	Universal Precious Metals Refining Zambia - CID002854
●	Fidelity Printers and Refiners - CID002515
●	Sudan Gold Refinery - CID002567

When these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through our third-party vendor, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to CUI, and escalating up to removal of these high-risk smelters from their supply chain.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these risks from the supply chain. Furthermore, suppliers are guided to the Assent University learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

3.4. Carry Out Independent Third-Party Audit

CUI Global does not have a direct relationship with conflict minerals smelters or refiners and as a result, the Company does not perform direct audits of these entities in its supply chain.

3.5. Publicly Report on Supply Chain Due Diligence

CUI Global reports annually on supply chain due diligence by filing a Form SD and Conflict Minerals Report with the SEC. This filing can be accessed via our website at: {http://www.cuiglobal.com/Conflict-Minerals/Index?KeyGenPage=1073750924}

4. Due Diligence Results

4.1 Survey Responses

As of May 18th, 2018, we received CMRTs from 79% of our surveyed, in-scope suppliers for the 2017 year. CUI Global and Assent reviewed the responses against criteria developed to determine which suppliers required further engagement. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the CMRT. CUI Global worked directly with these suppliers to provide revised responses.

4.2 Efforts to Determine Mine or Location of Origin

Through requesting our suppliers to complete the CMRT, CUI Global and the third-party service provider has determined that seeking information about 3TG smelters and refiners in the supply chain represents the most reasonable effort that can be made to determine the mines or locations of origin of the 3TG in the supply chain.

4.3 Smelters or Refiner

The large majority of the supplier responses we received provided data at a company or divisional level. We are, therefore, unable to determine whether the 3TGs reported by the suppliers were contained in the actual components or parts supplied to us. Therefore, our list of processing SORs may contain more facilities than those that actually processed the Conflict Minerals contained in our products. The quality of the responses that we received from our surveyed suppliers continue to be varied. Many responses provided by suppliers (via the CMRT) included the names of facilities listed by the suppliers as smelters or refiners. The CMRTs submitted by suppliers that do not list at least 1 smelter for each 3TG claimed on the CMRT are considered invalid and our third-party provider follows up on these, urging suppliers to resubmit with increased smelter information. There are still suppliers unable to provide the smelters or refiners used for materials supplied to us.

From the responses that we received, we identified that of the 6 high-risk smelters or refiners, 5 appear in the CMRTs submitted by in-scope suppliers:

●	Tony Goetz NV - CID002587
●	Kaloti Precious Metals - CID002563
●	Universal Precious Metals Refining Zambia - CID002854
●	Fidelity Printers and Refiners - CID002515
●	Sudan Gold Refinery - CID002567

As noted above, when these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through our third-party vendor, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to CUI, and escalating up to removal of these high-risk smelters from their supply chain.

For all responses that indicated a smelter, our third-party consultant compared the facilities listed to the list of smelters maintained by the Responsible Minerals Initiative (“RMI”) If a supplier indicated that the facility was certified as “Conflict-Free,” Assent confirmed that the name was listed by RMI as a certified smelter. No violations were identified. As of May 18th, 2018, we have validated 314 smelters or refiners and we are working to validate the additional smelter/refiner entries from the submitted CMRTs. Appendix A lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Appendix A any smelters or refiners that we have not been able to validate. Appendix B includes an aggregated list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and the RMI.

5. Steps to be taken to Mitigate Risk

CUI Global intends to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TGs in our products could benefit armed groups in the DRC or adjoining countries:

a)	Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts as well as include in the terms and conditions of each purchase order issued to CUI Global suppliers.

b)	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the suppliers’ survey responses.

c)	Include additional training for suppliers with a focus on providing accurate and complete smelter and refiner information

d)

Engage with any suppliers found to be supplying CUI Global with 3TGs from sources that support conflict in the DRC or any of the Covered Countries to establish an alternative source of 3TGs that does not support such conflict.

e)

Continue to engage with Assent Compliance and stay updated on OECD and relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

f)

Increase the emphasis on clean and validated smelter and refiner information from our supply chain as the list of conflict-free smelters and refiners grows and more smelters and refiners declare their intent to enroll in the program.

Suppliers will also be requested to inform CUI Global of the correlation between these smelters or refiners and the products and parts they supply to CUI Global.

Appendix A – List of Smelters and Refiners

This list includes all of the smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters maintained by the RMI. Since most of the CMRTs we received from our suppliers were made on a company or division-level basis, rather than on a product-level basis, we are not able to identify which smelters or refiners listed below actually processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed here may contain more facilities than those that actually processed the conflict minerals contained in our products.

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Gold	Abington Reldan Metals, LLC	UNITED STATES	CID002708
Gold	Advanced Chemical Company	UNITED STATES	CID000015
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	CID000058
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES	CID000920
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850
Gold	Aurubis AG	GERMANY	CID000113
Gold	Bangalore Refinery	INDIA	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	Boliden AB	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176

Gold	Caridad	MEXICO	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Cendres + Métaux S.A.	SWITZERLAND	CID000189
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Chugai Mining	JAPAN	CID000264
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362
Gold	Dowa	JAPAN	CID000401
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425
Gold	Elemetal Refining, LLC	UNITED STATES	CID001322
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA	CID002852
Gold	Geib Refining Corporation	UNITED STATES	CID002459
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	HeeSung	KOREA, REPUBLIC OF	CID000689
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Italpreziosi	ITALY	CID002765
Gold	Japan Mint	JAPAN	CID000823
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956
Gold	Kazzinc	KAZAKHSTAN	CID000957
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION	CID002865
Gold	L'azurde Company For Jewelry	SAUDI ARABIA	CID001032
Gold	Lingbao Gold Co., Ltd.	CHINA	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058
Gold	L'Orfebre S.A.	ANDORRA	CID002762
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093
Gold	Marsam Metals	BRAZIL	CID002606
Gold	Materion	UNITED STATES	CID001113
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	CID001161
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857
Gold	Morris and Watson	NEW ZEALAND	CID002282
Gold	Morris and Watson Gold Coast	AUSTRALIA	CID002866

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	CID001220
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Gold	PAMP S.A.	SWITZERLAND	CID001352
Gold	Pease & Curren	UNITED STATES	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Gold	PX Précinox S.A.	SWITZERLAND	CID001498
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	CID000522
Gold	Remondis Argentia B.V.	NETHERLANDS	CID002582
Gold	Republic Metals Corporation	UNITED STATES	CID002510
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	SAAMP	FRANCE	CID002761
Gold	Sabin Metal Corp.	UNITED STATES	CID001546
Gold	Safimet S.p.A	Italy	CID002973
Gold	SAFINA A.S.	CZECH REPUBLIC	CID002290
Gold	Sai Refinery	INDIA	CID002853
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	CID001562
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	Schone Edelmetaal B.V.	NETHERLANDS	CID001573
Gold	SEMPSA Joyería Platería S.A.	SPAIN	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736

Gold	Singway Technology Co., Ltd.	TAIWAN	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	CID003153
Gold	Sudan Gold Refinery	SUDAN	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	SungEel HiTech	KOREA, REPUBLIC OF	CID002918
Gold	T.C.A S.p.A	ITALY	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947
Gold	Tony Goetz NV	BELGIUM	CID002587
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993
Gold	Universal Precious Metals Refining Zambia	ZAMBIA	CID002854
Gold	Valcambi S.A.	SWITZERLAND	CID002003
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	CID002100
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Tantalum	D Block Metals, LLC	UNITED STATES	CID002504
Tantalum	Duoluoshan	CHINA	CID000410
Tantalum	Exotech Inc.	UNITED STATES	CID000456
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460

Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	CID000291
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Tantalum	H.C. Starck Inc.	UNITED STATES	CID002548
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506
Tantalum	KEMET Blue Metals	MEXICO	CID002539
Tantalum	KEMET Blue Powder	UNITED STATES	CID002568
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	CID000973
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	NPM Silmet AS	ESTONIA	CID001200
Tantalum	Power Resources Ltd.	MACEDONIA	CID002847
Tantalum	QuantumClean	UNITED STATES	CID001508
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	CID001522
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769
Tantalum	Taki Chemicals	JAPAN	CID001869
Tantalum	Telex Metals	UNITED STATES	CID001891
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	CID002307
Tin	Alpha	UNITED STATES	CID000292
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	CID002703
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000278
Tin	CV Ayi Jaya	INDONESIA	CID002570
Tin	CV Dua Sekawan	INDONESIA	CID002592
Tin	CV Gita Pesona	INDONESIA	CID000306
Tin	CV Tiga Sekawan	INDONESIA	CID002593
Tin	CV United Smelting	INDONESIA	CID000315
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455
Tin	Dowa	JAPAN	CID000402
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	CID002572
Tin	EM Vinto	BOLIVIA	CID000438
Tin	Estanho de Rondônia S.A.	BRAZIL	CID000448
Tin	Fenix Metals	POLAND	CID000468
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	CID002848
Tin	Gejiu Jinye Mineral Company	CHINA	CID002859
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CHINA	CID003116
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	CID000244
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500
Tin	Metallic Resources, Inc.	UNITED STATES	CID001142

Tin	Metallo Belgium N.V.	BELGIUM	CID002773
Tin	Metallo Spain S.L.U.	SPAIN	CID002774
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002573
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402
Tin	PT Bangka Prima Tin	INDONESIA	CID002776
Tin	PT Bangka Tin Industry	INDONESIA	CID001419
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	PT DS Jaya Abadi	INDONESIA	CID001434
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438
Tin	PT Inti Stania Prima	INDONESIA	CID002530
Tin	PT Karimun Mining	INDONESIA	CID001448
Tin	PT Kijang Jaya Mandiri	INDONESIA	CID002829
Tin	PT Lautan Harmonis Sejahtera	INDONESIA	CID002870
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT O.M. Indonesia	INDONESIA	CID002757
Tin	PT Panca Mega Persada	INDONESIA	CID001457
Tin	PT Premium Tin Indonesia	INDONESIA	CID000313
Tin	PT Prima Timah Utama	INDONESIA	CID001458
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816
Tin	PT Sumber Jaya Indah	INDONESIA	CID001471

Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490
Tin	PT Tommy Utama	INDONESIA	CID001493
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706
Tin	Rui Da Hung	TAIWAN	CID001539
Tin	Soft Metais Ltda.	BRAZIL	CID001758
Tin	Super Ligas	BRAZIL	CID002756
Tin	Thaisarco	THAILAND	CID001898
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002574
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Tin	Yunnan Tin Company Limited	CHINA	CID002180
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004
Tungsten	ACL Metais Eireli	BRAZIL	CID002833
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	CID002536
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA	CID003182
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
Tungsten	Kennametal Fallon	UNITED STATES	CID000966
Tungsten	Kennametal Huntsville	UNITED STATES	CID000105
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319
Tungsten	Moliren Ltd	RUSSIAN FEDERATION	CID002845
Tungsten	Niagara Refining LLC	UNITED STATES	CID002589
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	CID002543
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	CID002815
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	CID001889
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM	CID002011
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095

Appendix B - Country of Origin List:

This list of potential countries of origin is populated based on publicly available information, our RCOI and due diligence. It is important to note that this is also based on company level responses and therefore, it is not certain which of these countries of origin can be linked to our products.

Argentina, Australia, Austria, Benin, Bolivia (Plurinational State of), Brazil, Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, Congo, Democratic Republic of the, Ecuador, Eritrea, Ethiopia, France, Germany, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Kazakhstan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russian Federation, Rwanda, Senegal, Sierra Leone, South Africa, Spain, Thailand, Togo, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Vietnam, Zimbabwe